As filed with the Securities and Exchange Commission on May 8, 2020

Registration No. 333-208070

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-208070

UNDER

THE SECURITIES ACT OF 1933

RENNOVA HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0370744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

931 Village Boulevard, Suite 905

West Palm Beach, Florida 33409

(Address of Principal Executive Offices) (Zip Code)

Medytox Solutions, Inc.

2013 Incentive Compensation Plan

(Full title of the plan)

Seamus Lagan

Rennova Health, Inc.

931 Village Boulevard

Suite 905

West Palm Beach, Florida 33409

(561) 855-1626

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:
J. Thomas Cookson, Esq.
Shutts & Bowen LLP
200 S. Biscayne Blvd.

Suite 4100

Miami, Florida 33131

(305) 358-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Rennova Health, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (No. 333-208070) filed with the Securities and Exchange Commission on November 17, 2015 (the “Registration Statement”) to deregister any and all securities that remain unsold under the Registration Statement. The Registration Statement related exclusively to shares of common stock of the Registrant (the “Common Stock”) issuable pursuant to the Medytox Solutions, Inc. 2013 Incentive Compensation Plan (the “Plan”).

The Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement described above. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

When filed on November 17, 2015, the Registration Statement covered 983,130 shares of Common Stock. Since then, the Registrant has had reverse splits effective on February 22, 2017, October 5, 2017 and November 8, 2018. All awards under the Plan have expired.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on May 8, 2020.

RENNOVA HEALTH, INC.
(Registrant)

By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer, President and Interim
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the registration statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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